Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2022

Keene, N.H. August 19, 2022 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2022 which appears below compared with the third quarter of fiscal 2021. Total royalty income for the third quarter of fiscal 2022 increased from the third quarter of fiscal 2021 as detailed in the July 29, 2022 distribution press release. This increase resulted from the effect of higher gas prices under both the Mobil and OEG Royalty Agreements. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. There were no prior period adjustments in the third quarters of fiscal 2022 and 2021. Total royalty income was increased by Mobil sulfur royalties of $101,221 and $50,184 in the third quarters of fiscal 2022 and 2021, respectively.

	3rd Fiscal Quarter Ended 7/31/2022	3rd Fiscal Quarter Ended 7/31/2021	Percentage Change
Total Royalty Income	$4,442,665	$1,480,863	+200.01%
Net Income	$4,292,607	$1,363,590	+214.80%
Distributions per Unit	$0.46	$0.15	+206.67%

Trust expenses for the third quarter of fiscal 2022 increased 28.24%, or $33,189, to $150,693 in comparison to $117,504 for the third quarter of fiscal 2021. The increase in expenses reflects higher Trustee fees as specified by the provisions of the Trust Agreement.

Total royalty income received during the first nine months of fiscal 2022 increased in comparison to fiscal 2021 due to higher gas prices under both the Mobil and OEG Agreements during the first nine months of fiscal 2022. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2022	Nine Months Ended 7/31/2021	Percentage Change
Total Royalty Income	$10,762,772	$3,164,461	+240.11%
Net Income	$10,204,395	$2,673,879	+281.63%
Distributions per Unit	$1.09	$0.33	+230.30%

The previously declared distribution of 46 cents per unit will be paid on August 31, 2022 to owners of record as of August 19, 2022. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about August 31, 2022.